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                                                                    EXHIBIT 99.1

FINAL-For Immediate Release-February 4, 2002


             NEXPRISE, INC. ANNOUNCES ACQUISITION OF INFOPRISE, INC.


MOUNTAIN VIEW, Calif.--(February 4, 2002)--NexPrise, Inc. (Nasdaq: NXPS), a leading provider of collaborative software solutions, announced today that it has acquired privately-held InfoPrise, Inc., a provider of data management solutions located in San Diego, California.

"The acquisition of InfoPrise enables us to expand our technology offering through integration to selected legacy systems to better meet our customers' needs," explained Ted Drysdale, NexPrise's Chairman, Chief Executive Officer, and President.

As consideration for the acquisition, NexPrise has agreed to issue unsecured convertible promissory notes with a face value of $3,040,000 and a conversion price of $1.25, together with 2,096,748 shares of NexPrise common stock and assumed InfoPrise's outstanding stock options, which may result in the issuance of up to 970,000 shares of NexPrise common stock. InfoPrise has net tangible assets of approximately $1,000,000, most of which is represented by cash.

ABOUT NEXPRISE

NexPrise, Inc. is a leading provider of collaborative software solutions that enable companies to manage key processes with their suppliers, partners, and customers. NexPrise's applications include solutions for quote management and program management. For more information, please visit www.nexprise.com.

SAFE HARBOR STATEMENT

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release, other than statements of historical information, are forward-looking statements and involve known and unknown risks and other factors which may cause the Company's actual results in future periods to differ materially from those expressed herein. Factors that could cause or contribute to such differences include, but are not limited to: our ability to develop a viable technology and service offering; our ability to retain current customers and secure new customers in a number of industries; our need to reduce operating expenses; our ability to integrate the operations of InfoPrise; our history of significant operating losses and negative cash flow; the risk that our common stock could be delisted from the Nasdaq National Market; the risks associated with litigation pending against us brought by shareholders and bondholders, as well as other factors discussed in detail in the Company's filings with the Securities and Exchange Commission.

                                       ###



FOR ADDITIONAL INFORMATION:

FOR MEDIA INQUIRIES:                            FOR NEXPRISE INVESTOR INQUIRIES:
Terri Pruett                                    Mary Magnani
NexPrise, Inc.                                  Thomson Financial/Carson
650-567-7789                                    415-617-2542


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tpruett@nexprise.com                             mary.magnani@tfn.com